EXHIBIT 99.1

Clifton Savings Bancorp, Inc. Announces
1st Quarter Results

Clifton, New Jersey – July 28, 2010 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months ended June 30, 2010.  Net income was $2.17 million for the three months ended June 30, 2010, an increase of $1.33 million, or 157.1%, as compared to $844,000 for the three months ended June 30, 2009. Net income significantly increased for the three months ended June 30, 2010 primarily as a result of an increase in net interest income of $1.86 million, or 40.6%, coupled with decreases in provision for loan losses and non interest expense, which was partially offset by an increase in income tax expense. Both basic and diluted earnings per common share were $0.08 for the three months ended June 30, 2010, an increase of $0.05, or 166.7%, as compared to $0.03 for the three months ended June 30, 2009. Cash dividends paid per common share were $0.06 for the three months ended June 30, 2010, an increase of $0.01, or 20.0%, as compared to $0.05 for the three months ended June 2009.

Net interest income increased $1.86 million, or 40.6%, for the three months ended June 30, 2010, to $6.45 million as compared to $4.59 million for three months ended June 30, 2009, reflecting a 47 basis point increase in net interest margin coupled with an increase of $20.9 million in average net interest-earning assets. Average interest-earning assets increased $126.2 million, or 14.2%, during the 2010 period, which consisted of increases of $4.5 million in loans, $34.0 million in mortgage-backed securities, and $94.6 million in investment securities, partially offset by a decrease of $6.9 million in other interest-earning assets. Loans, mortgage-backed and investment securities increased primarily due to the redeployment of funds resulting from a significant growth in deposits into these respective types of higher yielding assets. Average interest-bearing liabilities increased $105.3 million, or 13.4%, during the 2010 period, as a result of an increase of $125.7 million in interest-bearing deposits, partially offset by a decrease of $20.4 million in borrowings.  Net interest margin increased to 2.53% for the quarter ended June 30, 2010 from 2.06% for the quarter ended June 30, 2009.  The net interest rate spread increased 57 basis points to 2.26%, as the 40 basis point decrease to 4.50% in the average yield earned on interest-earning assets was more than offset by the 97 basis point decrease to 2.24% in the average rate paid on interest-bearing liabilities.

There was no provision for loan losses recorded during the three months ended June 30, 2010 as compared to $100,000 recorded during the same period in 2009. Loan portfolio balances have remained relatively stable during the 2010 period and even though non-performing loans have increased since the prior year period, management’s evaluation resulted in the determination that no additional provisions were warranted during the three months ended June 30, 2010. Non-performing loans increased from $1.4 million at June 30, 2009, and $2.5 million at March 31, 2010, to $2.6 million at June 30, 2010. At June 30, 2010, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling, while at June 30, 2009, non-performing loans consisted of nine one- to four-family residential real estate loans.  The percentage of non-performing loans to total loans rose from 0.30% at June 30, 2009 to 0.54% at June 30, 2010.

Non-interest expense decreased $278,000, or 7.7%, to $3.35 million for the three months ended June 30, 2010 as compared to $3.62 million for the three months ended June 30, 2009. The decrease was primarily the result of decreases of $417,000, or 66.0%, in federal deposit insurance premiums, $62,000, or 3.51%, in salaries and employee benefits, and $56,000, or 25.0%, in directors’ compensation, partially offset by an increase of  $208,000, or 84.9%, in occupancy expense of premises.  The decrease in federal deposit insurance premiums in the 2010 period was due to increased assessments in the 2009 period that resulted from a special emergency assessment imposed to increase the Deposit Insurance Fund in order to cover losses incurred from failed financial institutions, as well as anticipated future losses. Salaries and employee benefits and directors’ compensation primarily decreased in 2010 due to reduced expenses associated with grants under the Company’s 2005 Equity Incentive Plan. The increase in occupancy expense of premises was mainly due to costs associated with the Company’s new Fair Lawn and Lyndhurst branch locations which opened in November 2009 and May 2010, respectively, and the renovation and repairs of other branch premises.

Income taxes increased $896,000, or 291.9%, to $1.2 million for the three months ended June 30, 2010, as compared to $307,000 for the three months ended June 30, 2009 as a result of higher pre-tax income, coupled with an increase in the effective income tax rate which was 35.7% in the 2010 period, compared with 26.7% for the 2009 period. The Company’s effective tax rate increases when overall income increases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a smaller percentage of overall income.

The Company’s total assets increased $45.9 million, or 4.3%, to $1.11 billion at June 30, 2010, from $1.07 billion at March 31, 2010.  Net loans decreased $6.1 million, or 1.3%, to $471.4 million at June 30, 2010 from $477.5 million at March 31, 2010. Securities, including both securities available for sale and held to maturity, increased $39.6 million, or 7.8%, to $547.5 million at June 30, 2010, from $507.9 million at March 31, 2010, as the funds generated from the increase in deposits was mainly invested into these securities. Cash and cash equivalents increased $9.7 million, or 29.0%, to $43.2 million at June 30, 2010 from $33.5 million at March 31, 2010, as some funds from the increase in deposits during the quarter had not yet been redeployed into higher yielding assets.

Total liabilities increased $46.5 million or 5.2%, to $938.2 million at June 30, 2010 from $891.7 million at March 31, 2010.  Deposits increased $49.2 million, or 6.5%, from $758.2 million at March 31, 2010 to $807.4 million at June 30, 2010, partially offset by a decrease of $1.8 million, or 1.5%, in borrowed funds, which had a balance of $121.9 million at June 30, 2010 as compared to $123.7 million at March 31, 2010. During the three months ended June 30, 2010, $1.8 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of June 30, 2010 was 3.86%.

Total stockholders’ equity decreased $538,000, or 0.3%, to $175.5 million at June 30, 2010 from $176.0 million at March 31, 2010. The decrease resulted primarily from the repurchase of approximately 298,000 shares of Company common stock for an aggregate cost of $2.7 million, and cash dividends paid of $536,000 and was partially offset by net income of $2.2 million, employee stock ownership plan shares committed to be released of $170,000, $22,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, and a net increase in unrealized gains, net of income taxes of $335,000 on the available for sale securities portfolios. At June 30, 2010, there were 26,137,248 shares of Company common stock outstanding.

John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated,  “For the quarter ended June 30, 2010, we are pleased to report increases in total assets, deposits, and securities along with our net interest rate spread.  Our conservative approach to lending continues to payoff.”

“Our approach is to invest in conservative securities only, and we have limited jumbo and construction lending. Only one of our jumbo loans has ever been restructured due to the financial difficulty of the borrower, and that loan is currently performing in accordance with the terms of the restructuring.  Moreover, we have no delinquencies or foreclosures in either the jumbo or construction loan categories, and our percentage of non-performing loans remains low.  We are also pleased to report that our new branches in Fair Lawn and most recently Lyndhurst, have been very well received by those communities, and are growing more quickly than anticipated.”

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank operates a total of 12 full-service banking offices in northeast New Jersey.  The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At June 30,	At March 31,
	2010	2010	% Change
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,113,610	$1,067,707	4.30%
Loans receivable, net	471,404	477,516	-1.28%
Cash and cash equivalents	43,159	33,461	28.98%
Securities	547,550	507,914	7.80%
Deposits	807,448	758,152	6.50%
FHLB advances	121,874	123,737	-1.51%
Total stockholders' equity	175,454	175,992	-0.31%

	Three Months Ended June 30,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$11,454	$10,919	4.90%
Interest expense	5,009	6,334	-20.92%
Net interest income	6,445	4,585	40.57%
Provision for loan losses	-	100	-100.00%
Net interest income after
provision for loan losses	6,445	4,485	43.70%
Noninterest income	273	290	-5.86%
Noninterest expense	3,345	3,624	-7.70%
Income before income taxes	3,373	1,151	193.05%
Income taxes	1,203	307	291.86%
Net income	$2,170	$844	157.11%
Basic and diluted earnings per share	$0.08	$0.03	166.67%

At or For the Three
Months Ended
June 30,
2010	2009

Performance Ratios (1):
Return on average assets	0.80%	0.35%
Return on average equity	4.93%	1.95%
Interest rate spread (2)	2.26%	1.69%
Net interest margin (3)	2.53%	2.06%
Noninterest expense to average assets	1.23%	1.49%
Efficiency ratio (4)	49.79%	74.34%
Average interest-earning assets to
average interest-bearing liabilities	1.14	x	1.13	x
Average equity to average assets	16.21%	17.76%
Basic and diluted earnings per share	$0.08	$0.03
Dividends per share (5)	$0.06	$0.05
Dividend payout ratio (5)	24.70%	54.62%

Capital Ratios (6):
Tangible capital	14.09%	15.06%
Core capital	14.09%	15.06%
Risk-based capital	40.87%	41.03%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total loans	0.43%	0.38%
Allowance for loan losses as a percent of
nonperforming loans	79.89%	126.14%
Net charge-offs to average outstanding
loans during the period	0.00%	0.00%
Nonperforming loans as a percent of
total gross loans	0.54%	0.30%
Nonperforming assets as a percent of
total assets	0.23%	0.14%

Other Data:
Number of:
Real estate loans outstanding	2,358	2,369
Deposit accounts	33,983	32,749
Full service customer service facilities	12	10

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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Bank only.